As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-260254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3:

to

FORM S-1

UNDER

THE SECURITIES ACT OF 1933

MONEYLION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-0849243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

249-245 West 17th Street, Floor 4

New York, NY 10011

(Address of Principal Executive Offices)

(212) 300-9865

(Registrant’s telephone number, including area code)

Richard Correia
President, Chief Financial Officer and Treasurer
MoneyLion Inc.
30 West 21st Street, 9th Floor
New York, NY 10010
(Name and address of agent for service)

(212) 300-9865

(Telephone number, including area code, of agent for service)

Copy to:

Byron B. Rooney
Lee Hochbaum
Darren M. Schweiger
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Tel: (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-260254) (the “Registration Statement”) originally filed by MoneyLion Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”), on October 14, 2021, as amended on October 20, 2021, April 15, 2022 and July 1, 2022, registering (a) the resale from time to time of 172,772,672 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) by the selling stockholders named therein, (b) the resale from time to time of 8,100,000 warrants to purchase Class A Common Stock by the selling stockholders named therein and (c) 25,600,000 shares of Class A Common Stock, issuable upon the exercise of certain warrants.

On April 15, 2022 and July 1, 2022, the Company filed post-effective amendments to Form S-1 to the Registration Statement.  On December 10, 2024, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gen Digital Inc., a Delaware corporation (“Parent”), and Maverick Group Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing that, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the consummation of the transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of April, 2025.

MONEYLION INC.

By:	/s/ Richard Correia
Name:	Richard Correia
Title:	President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.